Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 15, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Horizon Offshore, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in Amendment No. 3 to the Registration Statement of Cal Dive International, Inc. on Form S-4 (File No. 333-145550), and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP

Houston, Texas
November 1, 2007